EXHIBIT 99.1

NEWS RELEASE

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Calpine Agrees to Sell Its Oil and Gas Properties For $1.05 Billion

     (SAN JOSE, Calif.) /PR Newswire-First Call/June 29, 2005 — Calpine Corporation [NYSE: CPN] announced today that it has agreed to sell all of its domestic oil and gas exploration and production assets for $1.05 billion, less transaction fees and expenses. The sale is scheduled to close on July 7, 2005.

     Rosetta Resources, Inc. (Rosetta), a newly formed indirect, wholly owned subsidiary of Calpine, has agreed to issue 45,312,500 of its common shares for $725 million. At closing, Rosetta will use the net proceeds from that transaction, together with $325 million of proceeds from a new credit facility, to purchase all of Calpine’s domestic oil and gas exploration and production assets. As of May 1, 2005, Calpine’s proved oil and gas reserves totaled approximately 383 billion cubic feet equivalent. Following this transaction, which is subject to customary closing conditions, Calpine will no longer own any interest in Rosetta.

     The Rosetta common shares have been offered in a private placement under Rule 144A, have not been registered under the Securities Act of 1933, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This news release is issued pursuant to Rule 135c under the Securities Act and shall not constitute an offer to sell or the solicitation of an offer to buy. Securities laws applicable to private placements under Rule 144A limit the extent of information that can be provided at this time.

     A major power company, Calpine Corporation supplies customers and communities with electricity from clean, efficient, natural gas-fired and geothermal power plants. Calpine owns, leases and operates integrated systems of plants in 21 U.S. states, three Canadian provinces and the United Kingdom. Calpine was founded in 1984. It is included in the S&P 500 Index and is publicly traded on the New York Stock Exchange under the symbol CPN. For more information, visit www.calpine.com.